                                                                     EXHIBIT 2.1








                            ASSET PURCHASE AGREEMENT




                                  BY AND AMONG




                                WEYCO GROUP, INC.




                              FLORSHEIM GROUP INC.



                                       AND




                       THE OTHER SELLERS IDENTIFIED HEREIN




                            DATED AS OF MARCH 3, 2002

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I      DEFINITIONS.....................................................1

     1.1       Accounts........................................................2
     1.2       Accrued Expenses................................................2
     1.3       Affiliate.......................................................2
     1.4       Agreement.......................................................2
     1.5       Agreement Sections..............................................2
     1.6       Assumed Liabilities.............................................3
     1.7       Bill of Sale....................................................3
     1.8       Business Day....................................................4
     1.9       Buyer...........................................................4
     1.10      Buyer Closing Certificate.......................................4
     1.11      Closing.........................................................4
     1.12      Closing Date....................................................4
     1.13      Closing Inventory Value.........................................4
     1.14      Code............................................................4
     1.15      Cure Costs......................................................4
     1.16      Disclosure Schedule.............................................4
     1.17      Escrow Agent....................................................4
     1.18      Escrow Agreement................................................4
     1.19      ERISA...........................................................4
     1.20      Excluded Store Inventory........................................5
     1.21      Excluded Stores.................................................5
     1.22      Existing Insurance Policies.....................................5
     1.23      Existing Permits................................................5
     1.24      Financial Information...........................................5
     1.25      Financial Statements............................................5
     1.26      Florsheim.......................................................5
     1.27      GAAP............................................................5
     1.28      Golf Inventory..................................................5
     1.29      Information Assets..............................................5
     1.30      Inventory.......................................................5
     1.31      Inventory Purchase Agreement....................................6
     1.32      Inventory Value.................................................6
     1.33      John Deere Inventory............................................6
     1.34      Knowledge of Sellers............................................6
     1.35      Law.............................................................6
     1.36      Lien............................................................6
     1.37      Material Adverse Change.........................................6
     1.38      Miscellaneous Assets............................................7
     1.39      Person..........................................................7
     1.40      Prepaid Expenses................................................7

                                TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE
                                                                            ----
     1.41      Purchase Price..................................................7
     1.42      Purchased Assets................................................7
     1.43      Purchased Contracts.............................................8
     1.44      Purchased Equipment.............................................8
     1.45      Purchased Leases................................................8
     1.46      Purchased Stores................................................8
     1.47      Records.........................................................8
     1.48      Retained Assets.................................................8
     1.49      Retained Liabilities............................................9
     1.50      SAP and Other Computer Assets...................................9
     1.51      Seller or Sellers...............................................9
     1.52      Sellers Closing Certificate.....................................9
     1.53      Store Assets....................................................9
     1.54      Trademarks......................................................9
     1.55      Transition Services Agreement...................................9

ARTICLE II     PURCHASE AND SALE...............................................9

     2.1       Purchase and Sale...............................................9
     2.2       Final Inventory Value; Payment at Closing......................10

ARTICLE III    OTHER AGREEMENTS...............................................11

     3.1       Access.........................................................11
     3.2       Disclosure Schedule............................................11
     3.3       Duties Concerning Consents; Conditions.........................12
     3.4       Deliveries of Information; Consultation........................12
     3.5       Acquisition Proposals..........................................12
     3.6       Public Announcements...........................................13
     3.7       Retained Liabilities...........................................13
     3.8       Referrals and Deliveries.......................................13
     3.9       Allocation of Purchase Price...................................14
     3.10      Prorations.....................................................14
     3.11      Transaction Taxes..............................................14
     3.12      Risk of Loss...................................................14
     3.13      Employee Matters...............................................15
     3.14      Access to Records..............................................15
     3.15      Effective Time of Closing......................................16
     3.16      Pacific Rim Assets; Other International Assets.................16
     3.17      Florsheim 401(k) Plan Assumption...............................17
     3.18      Purchased Equipment............................................18

                                TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE
                                                                            ----
     3.19      Bankruptcy Matters.............................................18
     3.20      Financing Commitments..........................................20
     3.21      Purchase Orders................................................20
     3.22      Use of Name....................................................20

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE SELLERS..................20

     4.1       Organization; Business.........................................20
     4.2       Authorization; Enforceability..................................21
     4.3       No Violation or Conflict.......................................21
     4.4       Assets.........................................................21
     4.5       Litigation.....................................................22
     4.6       Financial Information..........................................22
     4.7       Absence of Certain Changes.....................................22
     4.8       Store Assets...................................................23
     4.9       Purchased Contracts............................................23
     4.10      Performance of Purchased Contracts.............................23
     4.11      Intentionally Omitted..........................................24
     4.12      No Violation of Law............................................24
     4.13      Brokers........................................................24
     4.14      Taxes..........................................................24
     4.15      Purchased Stores...............................................24
     4.16      Consents; Approvals............................................24
     4.17      No Pending Acquisitions........................................24
     4.18      Labor Matters..................................................25
     4.19      Permits........................................................25
     4.20      Inventory......................................................25
     4.21      Information Assets.............................................25
     4.22      Environmental Protection.......................................26
     4.23      Accounts.......................................................27
     4.24      Customers and Suppliers........................................27
     4.25      Insurance......................................................27

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE BUYER....................27

     5.1       Organization; Business.........................................27
     5.2       Authorization; Enforceability..................................28
     5.3       No Violation or Conflict.......................................28
     5.4       Brokers........................................................28

                                TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE
                                                                            ----
     5.5       Consents; Approvals............................................28
     5.6       Litigation.....................................................28
     5.7       Financing Commitments..........................................28
     5.8       Due Diligence..................................................28
     5.9       No Further Representations.....................................29

ARTICLE VI     CONDUCT OF BUSINESS PENDING THE CLOSING........................29

     6.1       Carry on in Ordinary Course....................................29
     6.2       Use of Purchased Assets........................................29
     6.3       No Default.....................................................29
     6.4       Existing Insurance Policies....................................30
     6.5       Employment Matters.............................................30
     6.6       Contracts and Commitments......................................30
     6.7       Preservation of Relationships..................................30
     6.8       Compliance with Laws...........................................30

ARTICLE VII    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER...........30

     7.1       Compliance with Agreement......................................30
     7.2       Proceedings and Instruments Satisfactory.......................30
     7.3       No Litigation..................................................30
     7.4       Representations and Warranties of the Sellers..................31
     7.5       No Material Adverse Change, Etc................................31
     7.6       Bankruptcy Matters.............................................31
     7.7       Deliveries at Closing..........................................31
     7.8       Other Deliveries...............................................31
     7.9       HSR............................................................31
     7.10      Other Closings.................................................31

ARTICLE VIII   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS.........32

     8.1       Compliance with Agreement......................................32
     8.2       Proceedings and Instruments Satisfactory.......................32
     8.3       No Litigation..................................................32
     8.4       Representations and Warranties of the Buyer....................32
     8.5       Deliveries at Closing..........................................32
     8.6       Other Documents................................................32
     8.7       Delivery of Purchase Price.....................................33

                                TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE
                                                                            ----
     8.8       Letters of Credit..............................................33
     8.9       Bankruptcy Matters.............................................33
     8.10      Other Closings.................................................33
     8.11      Letters of Credit..............................................33

ARTICLE IX     TERMINATION; MISCELLANEOUS.....................................33

     9.1       Termination....................................................33
     9.2       Rights on Termination..........................................34
     9.3       Waiver of Conditions...........................................35
     9.4       Survival of Representations and Warranties.....................35
     9.5       Entire Agreement; Amendment....................................35
     9.6       Expenses.......................................................35
     9.7       Governing Law; Venue...........................................35
     9.8       Assignment.....................................................36
     9.9       Notices........................................................36
     9.10      Counterparts; Headings.........................................37
     9.11      Interpretation.................................................37
     9.12      Severability...................................................37
     9.13      No Reliance....................................................37
     9.14      Exhibits and Disclosure Schedule...............................37
     9.15      Income Tax Position............................................37
     9.16      Further Assurances.............................................37

SIGNATURES....................................................................39


EXHIBITS:*

1.   List of Miscellaneous Assets
2.   Prepaid Expenses
3.   Reserves for Accounts
4.   List of Purchased Contracts
5.   List of Purchased Leases
6.   List of Purchased Stores
7.   List of Retained Vehicles and Other Assets
8.   Other Computer Assets
9.   Allocation of Purchase Price
10.  Inventory of Agreements
11.  Permitted Liens


ANNEXES:

A.   Form of Bill of Sale
B.   Form of Buyer Closing Certificate
C.   Form of Escrow Agreement
D.   Form of Inventory Purchase Agreement
E.   Form of Sellers Closing Certificate
F.   Form of Transition Services Agreement
G.   Intentionally Omitted
H.   Intentionally Omitted





*These items are not material to an investment decision and, therefore, are not included in this Exhibit 2.1 to Form 10-K. Copies will be furnished to the Commission upon request.

                         ASSET PURCHASE AGREEMENT [U.S.]


          THIS ASSET PURCHASE AGREEMENT is made as of this 3rd day of March, 2002 between and among WEYCO GROUP, INC., a Wisconsin corporation, FLORSHEIM GROUP INC., a Delaware corporation, and those subsidiaries of Florsheim Group Inc. that are identified as a Seller on the signature pages hereto.


                                    RECITALS

          WHEREAS, following the date hereof, each of the Sellers intends to file voluntary petitions under Chapter 11 of the Bankruptcy Code (collectively, the "Bankruptcy Case") before the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court"); and

          WHEREAS, the Buyer (or its permitted assigns as provided in Section
9.8 hereof) desires to purchase all of the Sellers' right, title and interest in and to the Purchased Assets and assume the Assumed Liabilities from the Sellers, and the Sellers desire to sell, convey, assign and transfer to the Buyer (or its permitted assigns as provided in Section 9.8 hereof) all of the Sellers' right, title and interest in and to the Purchased Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 and other applicable sections of the Bankruptcy Code; and

          WHEREAS, subsequent to the execution of this Agreement, Florsheim, certain subsidiaries of Florsheim and the Buyer shall enter into the International Asset Purchase Agreement (as hereinafter defined); and

          WHEREAS, if Florsheim and Florsheim Pacific (each as hereinafter defined) exercise the Pacific Rim Option (as hereinafter defined) subsequent to the date of this Agreement, subject to certain terms and conditions of this Agreement and the terms and conditions of the Pacific Rim Asset Purchase Agreement (as hereinafter defined), the Buyer shall purchase and assume, as applicable, from Florsheim Pacific the Pacific Rim Assets and Liabilities (as hereinafter defined);

          NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                                    ARTICLE I

                                   DEFINITIONS

          When used in this Agreement, the following terms shall have the meanings specified:

          1.1 Accounts. "Accounts" shall mean all accounts receivable, notes and associated rights owned by any Seller, the categories of which are set forth on the Disclosure Schedule, but excluding such accounts receivable, notes and rights specifically related to Florsheim's license with John Deere & Company and any intercompany accounts, accounts receivable, notes and associated rights reflecting amounts owed to a Seller by another Seller or a an Affiliate of any other Seller.

          1.2 Accrued Expenses. "Accrued Expenses" shall mean the liabilities and obligations of any Seller under or with respect to the Purchased Contracts, Purchased Leases, Existing Permits and any other assets included in the Purchased Assets arising or accruing after the filing of the Bankruptcy Case and prior to the Closing Date and which Buyer agrees to assume and which are listed on an update to the Disclosure Schedule delivered to Buyer at least two (2) Business Days prior to Closing but only to the extent that: (i) such liabilities and obligations do not represent any indebtedness for borrowed money or any obligations of a Seller to any Affiliate of a Seller; (ii) such liabilities and obligations have been incurred in the ordinary course of business; and (iii) a credit is made against the Purchase Price for such liabilities and obligations pursuant to Section 1.41.

          1.3 Affiliate. "Affiliate" of any Person shall mean any Person controlling such Person, controlled by such Person or under common control with such Person, by ownership of equity interests, contract or otherwise; provided, however, that "Affiliate" shall not include any shareholder of Florsheim or Weyco Group, Inc. or any Person controlling any such shareholder.

          1.4 Agreement. "Agreement" shall mean this Asset Purchase Agreement, together with the Exhibits attached hereto and the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

          1.5 Agreement Sections. The following terms shall have the meanings specified in the Sections of this Agreement listed in the following table.

               TERM                                             SECTION
               ----                                             -------
               Acquisition                                      3.5(a)
               Acquisition Proposal                             3.5(a)
               Bankruptcy Case                                  3.19
               Bankruptcy Court                                 3.19
               Bankruptcy Motion                                3.19(b)
               CERCLA                                           4.22(e)
               CERCLIS                                          4.22(e)
               Disclosure Schedule Change                       3.2(b)
               Effective Time of Closing                        3.15
               Environmental Laws                               4.22(e)
               Environmental Liabilities                        4.22(e)
               European Sellers                                 3.16(c)
               European Assets and Liabilities                  3.16(c)
               Final Inventory Value                            2.2(b)

               TERM                                             SECTION
               ----                                             -------
               Florsheim 401(k) Plan                            3.17(a)
               Hazardous Substance                              4.22(e)
               HSR Act                                          7.9
               Intellectual Property                            4.22
               International Asset Purchase Agreement           3.16(c)
               Major Customers                                  4.24
               Major Suppliers                                  4.24
               Pacific Rim Asset Purchase Agreement             3.16(a)
               Pacific Rim Assets and Liabilities               3.16(a)
               Permitted Liens                                  4.4
               Procedures Order                                 3.19(c)
               Qualifying Buyer                                 3.16(b)
               Sale Order                                       3.19(d)
               Store Employees                                  4.18
               Transferred Employee                             3.13(a)


          1.6 Assumed Liabilities. "Assumed Liabilities" shall mean the following obligations and no others:

               (a)  the Accrued Expenses;

               (b) all liabilities and obligations of Sellers under or with respect to the Purchased Contracts, the Purchased Leases, the Existing Permits and any other assets included in the Purchased Assets to the extent that such liabilities and obligations arise or accrue on or subsequent to the Closing Date and relate to the period on or subsequent to the Closing Date;

               (c) all Cure Costs associated with the Purchased Contracts and the Purchased Leases; and

               (d) the following employee related obligations with respect to any Transferred Employees: (i) with respect to Transferred Employees at Purchased Stores, and any other individuals who are Transferred Employees, who are not covered by any collective bargaining agreement, accrued vacation benefits; (ii) with respect to Transferred Employees at Purchased Stores who are covered by a collective bargaining agreement, the accrued but unpaid obligations under that collective bargaining agreement (provided that any accrued but unpaid compensation and employment taxes shall be included as Accrued Expenses); and
(iii) with respect to all Transferred Employees, if any, subject to employment agreements as of the date hereof, any liabilities and obligations under such employment agreements.

          1.7 Bill of Sale. "Bill of Sale" shall mean a separate Bill of Sale and Assumption of Liabilities in substantially the form of ANNEX A attached to this Agreement to be executed by Buyer and each Seller.

          1.8 Business Day. "Business Day" shall mean a day other than Saturday, Sunday or any day on which banks in New York City, Chicago, Illinois and Milwaukee, Wisconsin are authorized or obligated to close.

          1.9 Buyer. "Buyer" shall mean Weyco Group, Inc., a Wisconsin corporation, or any assignee or assignees permitted by Section 9.8 hereof.

          1.10 Buyer Closing Certificate. "Buyer Closing Certificate" shall mean the Closing Certificate of the Buyer in substantially the form of ANNEX B attached to this Agreement.

          1.11 Closing. "Closing" shall mean the conference to be held on the Closing Date at the offices of Quarles & Brady, LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

          1.12 Closing Date. "Closing Date" shall mean such date as the parties may mutually agree to in writing, which date shall be within five (5) Business Days following the satisfaction or waiver of each of the conditions set forth in
Article VII and Article VIII hereof.

          1.13 Closing Inventory Value. "Closing Inventory Value" shall mean the Inventory Value as of the Effective Time of Closing.

          1.14 Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

          1.15 Cure Costs. "Cure Costs" shall mean, with respect to a Purchased Contract or a Purchased Lease, the amount necessary to cure past monetary defaults thereunder in order for the Sellers to assume and assign to Buyer such Purchased Contract or Purchased Lease in the Bankruptcy Case.

          1.16 Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by the Sellers to the Buyer contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

          1.17 Escrow Agent. "Escrow Agent" shall mean an escrow agent mutually acceptable to the Buyer and the Sellers.

          1.18 Escrow Agreement. "Escrow Agreement" shall mean the escrow agreement among the Buyer, Florsheim and the Escrow Agent, relating to the payment of any premium for the extension of the Sellers' current directors and officers insurance policy, to be executed on the Closing Date in substantially the form of ANNEX C attached hereto.

          1.19 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

          1.20 Excluded Store Inventory. "Excluded Store Inventory" shall mean the inventory owned by any Seller located at or in transit to the Excluded Stores.

          1.21 Excluded Stores. "Excluded Stores" shall mean any retail and outlet stores operated by any of the Sellers in the United States other than the Purchased Stores.

          1.22 Existing Insurance Policies. "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by any Seller and which insure against risks related to the Purchased Assets, Sellers' U.S. wholesale business or a Purchased Store.

          1.23 Existing Permits. "Existing Permits" shall mean all permits, licenses, approvals, qualifications, permissions and governmental authorizations (including Environmental Permits) held by any Seller in the conduct its business and which primarily relate to Sellers' U.S. wholesale business or a Purchased Store.

          1.24 Financial Information. "Financial Information" shall mean: (a) the Financial Statements; (b) the books and records of account of Sellers and
(c) all other financial information relating to the financial condition of Sellers delivered by the Sellers to the Buyer prior to the date hereof.

          1.25 Financial Statements. "Financial Statements" shall mean the audited financial statements of Florsheim and its subsidiaries for the year ended December 30, 2000 and the unaudited financial statements of Florsheim and its subsidiaries for the interim period ended September 29, 2001.

          1.26 Florsheim. "Florsheim" shall mean Florsheim Group Inc., a Delaware corporation.

          1.27 GAAP. "GAAP" shall mean U.S. generally accepted accounting principles as applied on a consistent basis.

          1.28 Golf Inventory. "Golf Inventory" shall mean the Seller's Inventory related to its former Golf product line, provided that the amount of such inventory shall not exceed $100,000.

          1.29 Information Assets. "Information Assets" shall mean the Trademarks, Trademark registrations and applications, issued patents, patent applications, copyrights, copyright registrations, information and advertising owned by any Seller, including but not limited to trade secrets, know-how, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, advertising copy, plans, customer lists (excluding customer information subject to Sellers' privacy policy posted on their Web site), supplier lists, telephone numbers, domain names, URLs and Web sites.

          1.30 Inventory. "Inventory" shall mean all inventories owned by any Seller, including raw materials, work in process and finished goods: (a) associated with any Seller's U.S. wholesale shoe operations, based on the asset classifications reflected in the Financial Statements dated as of September 29, 2001 or (b) located at or in transit to the Purchased Stores, but shall exclude the Excluded Store Inventory, the John Deere Inventory and the Golf Inventory.

          1.31 Inventory Purchase Agreement. "Inventory Purchase Agreement" shall mean the inventory purchase agreement between Buyer and Florsheim in substantially the form of ANNEX D attached hereto with respect to Buyer's purchase of any unsold Excluded Store Inventory upon the expiration of the license period with respect to the Trademarks set forth in the Transition Services Agreement.

          1.32 Inventory Value. "Inventory Value" shall mean the gross book value of the finished goods Inventory calculated, as of any date, as the number of units on hand of each item number as of such date multiplied by the standard cost of such item of finished goods Inventory as of December 29, 2001; provided, however, that the standard cost of any such Inventory located in any of the Purchased Stores shall be calculated at retail standard cost, consistent with Sellers' past practice in the ordinary course of business, as reflected on Sellers' retail financial reports. In the event no standard cost exists for any item as of December 29, 2001, the standard cost of such item shall be based on the price paid by the Sellers as set forth in the Sellers' purchase order for such item or, in the event no such purchase order exists, the Sellers' original cost estimate therefor from the party that sold such item to the Sellers plus, in either case, the Sellers' cost of freight, duty and overhead with respect to such item.

          1.33 John Deere Inventory. "John Deere Inventory" means all inventory specifically associated with Florsheim's license with John Deere & Company.

          1.34 Knowledge of Sellers. "Knowledge of Sellers" shall mean the actual knowledge of Peter P. Corritori, Jr., Thomas P. Polke, Thomas W. Joseph, Mark Medici or Gino Giombetti.

          1.35 Law. "Law" shall mean any domestic, federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder and any final orders, decrees or judgments of any regulatory agency, court or other governmental entity.

          1.36 Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance or adverse claim of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

          1.37 Material Adverse Change. "Material Adverse Change" shall mean any condition or fact which is, or is reasonably expected to be, materially adverse to the financial condition, properties, business or results of operation of Sellers' U.S. wholesale business or the Purchased Stores, taken as a whole, measured from the date of this Agreement to the date of determination; provided, that in no event shall any of the following be taken into account (alone or in combination with any other event identified in this proviso) in determining whether there has been such a Material Adverse Change: any change, event, circumstance, development or effect primarily attributable to conditions generally affecting the retail or wholesale shoe industries, except to the extent that any such change, event, circumstance, development or effect has an adverse effect on the Sellers that is materially and disproportionately greater than the adverse effect on comparable entities operating in such industries; provided, that the filing or pendency of the Bankruptcy Case and any proceedings thereunder are not by themselves a Material Adverse Change (it being understood that the facts underlying any allegations or claims against the Sellers asserted in such proceedings may be the basis for a Material Adverse Change).

          1.38 Miscellaneous Assets. "Miscellaneous Assets" shall mean: (a) a Seller's cash and cash equivalents that are located at a Purchased Store in accordance with the applicable Seller's customary practices, (b) all trade show booths and related fixtures owned by Sellers; and (c) those other assets owned by Sellers and set forth in EXHIBIT 1.

          1.39 Person. "Person" shall mean a natural person, corporation, trust, partnership, limited liability company, association, unincorporated organization, governmental entity, agency or branch or department thereof, or any other legal entity.

          1.40 Prepaid Expenses. "Prepaid Expenses" shall mean any expense, the categories of which are set forth on EXHIBIT 2, related to Sellers' U.S. wholesale business or a Purchased Store and prepaid by any Seller on or prior to the Closing Date and which both corresponds to a period after the Closing Date and which is transferred to Buyer pursuant to this Agreement.

          1.41 Purchase Price. "Purchase Price" shall mean, subject to the adjustments set forth herein, a total amount equal to: (a) $35,950,000; plus (b) the fair market value of the Purchased Equipment as determined in accordance with Section 3.18 hereof; plus (c) the value of the Accounts as of the Closing Date set forth on EXHIBIT 3; plus (d) the amount of any Prepaid Expenses; minus
(e) the amount of any Accrued Expenses; minus (f) the amount of any Cure Costs (other than the Cure Costs related to the non-SAP licenses described in the definition of SAP and Other Computer Assets); minus (g) the amount of any insurance proceeds received by the Sellers under the Existing Insurance Policies as a result of any loss or damage to any tangible Purchased Assets (other than Inventory) between the date hereof and the Closing Date, but only to the extent such damaged tangible Purchased Assets are not repaired or replaced in accordance with Section 3.12 hereof; and plus or minus (h) the adjustment described in Section 2.2(c) relating to the Final Inventory Value.

          1.42 Purchased Assets. "Purchased Assets" shall mean (a) the Accounts,
(b) the Purchased Contracts, (c) the Purchased Leases, (d) the Purchased Equipment, (e) the Existing Permits, (f) the Inventory, (g) the Information Assets, (h) the Miscellaneous Assets, (i) the Store Assets, (j) the SAP and Other Computer Assets, (k) the Prepaid Expenses, (l) the Records and (m) each Seller's causes of actions and claims against a third party that is a debtor in possession under Chapter 11 of the Bankruptcy Code but only to the extent that such causes of action and claims were asserted after a petition under Chapter 11 of the Bankruptcy Code was filed with respect to such third party. The Purchased Assets shall exclude the Retained Assets.

          1.43 Purchased Contracts. "Purchased Contracts" shall mean those written contracts, agreements, purchase orders, personal property leases and licenses to which a Seller is a party or by which a Seller is bound and which are set forth on EXHIBIT 4.

          1.44 Purchased Equipment. "Purchased Equipment" shall mean the computer equipment and furniture associated with Florsheim's headquarters and the computer equipment, furniture, fixtures, and other equipment associated with the Sellers' warehouse, in each case owned by the Sellers, that Buyer may elect to purchase in its reasonable discretion in connection with its incremental employment needs resulting from the consummation of the transactions contemplated by this Agreement; provided that the fair market value of the Purchased Equipment shall be calculated in accordance with Section 3.18 hereof.

          1.45 Purchased Leases. "Purchased Leases" shall mean the real property leases related to the Purchased Stores as set forth on EXHIBIT 5.

          1.46 Purchased Stores. "Purchased Stores" shall mean the retail and outlet stores operated by any Seller in the United States and that are identified on EXHIBIT 6, but not including the Excluded Stores.

          1.47 Records. "Records" shall mean (a) copies of such books, documents and records primarily owned or used by a Seller in the operation of Sellers' U.S. wholesale business or a Purchased Store, including any accounting records, correspondence, governmentally required records, engineering data, designs, drawings, blue prints, plans, photos, specifications, lists, customer lists (excluding customer information subject to Sellers' privacy policy posted on their Web site), computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials, and (b) originals of historical photos, advertising and similar documents or records owned by any Seller, but shall exclude any items listed in clause (a) or (b) that are located at any of the Excluded Stores.

          1.48 Retained Assets. "Retained Assets" shall mean all of the assets of Sellers as of the Closing Date which are not Purchased Assets, including, without limitation, the following: (a) each Seller's franchise to be a corporation, articles of incorporation, bylaws, minute books, stock books, corporate seals and other corporate records having to do with the corporate organization and capitalization of each Seller; (b) all canceled checks, bank statements and tax returns of each Seller and all rights of each Seller to tax refunds and tax rebates; (c) Sellers' accounts receivable and related license with John Deere & Company and the John Deere Inventory; (d) Florsheim's warehouse located in Jefferson City, Missouri; (e) Florsheim's headquarters located at 200 N. LaSalle Street, Chicago, Illinois; (f) the leaseholds, leasehold improvements, personal property, equipment, machinery, tooling, tools, fixed assets, fixtures, furnishings and furniture and other tangible assets located at or related to Florsheim's warehouse or headquarters (other than the Purchased Equipment); (g) the leaseholds of the Excluded Stores and all Excluded Store Inventory and other assets located at or primarily related to any Excluded Store; (h) any other contracts or leases to which a Seller is a party or by which a Seller is bound but which is not a Purchased Contract or Purchased Lease; (i) the Existing Insurance Policies, any life insurance contract of which any Seller is a beneficiary and any proceeds thereof and claims thereunder; (j) each Seller's cash and cash equivalents, except to the extent included in the Miscellaneous Assets; (k) each Seller's causes of actions and claims against third parties relating to the period prior to the Effective Time of Closing and avoidance claims and other claims of the Sellers under the Bankruptcy Code, 11 U.S.C. ss.ss. 101 et seq.; (l) the vehicles and other assets set forth on the EXHIBIT 7; (m) all employee benefit plans of Sellers and associated rights, obligations and liabilities including, subject to Section 3.17 hereof, the Florsheim 401(k) Plan; (n) any Accounts placed for collection by the Sellers prior to the Closing Date; and (o) any other asset of Sellers that is not a Purchased Asset.

          1.49 Retained Liabilities. "Retained Liabilities" shall mean all obligations and liabilities of Sellers arising out of the operation of their respective businesses or the ownership of the Purchased Assets prior to the Effective Time of Closing which are not Assumed Liabilities.

          1.50 SAP and Other Computer Assets. "SAP and Other Computer Assets" shall mean (a) the Sellers' SAP operating system and all associated software (including any of the Sellers' modifications thereof) and related licenses, but excluding maintenance and consulting agreements, hardware and hardware leases, and (b) the other computer software and related licenses of the Sellers described on EXHIBIT 8; provided, that the Buyer shall assume any Cure Costs with respect to any licenses described on such Exhibit without any adjustment to the Purchase Price therefor.

          1.51 Seller or Sellers. "Seller" or "Sellers" shall mean Florsheim or any of its domestic subsidiaries which are identified as Sellers on the signature pages hereto.

          1.52 Sellers Closing Certificate. "Sellers Closing Certificate" shall mean the Closing Certificate of each Seller in substantially the form of ANNEX E attached to this Agreement.

          1.53 Store Assets. "Store Assets" shall mean all machinery, tooling, equipment, furniture, fixed assets, fixtures, motor vehicles, furnishings, parts, tools, dies, jigs, patterns, office equipment, personal property, cash registers, computers, construction in progress, leasehold improvements, and other assets owned by a Seller located at a Purchased Store or primarily used by a Seller in the operation of a Purchased Store, including, but not limited, to those assets which are set forth in the Disclosure Schedule.

          1.54 Trademarks. "Trademarks" shall mean the business names, product brand names, trade names, trademarks, service marks, and logos owned by a Seller (including the name "Florsheim") and the goodwill and other rights associated therewith.

          1.55 Transition Services Agreement. "Transition Services Agreement" shall mean the transition services agreement between Buyer and Florsheim to be executed on the Closing Date in substantially the form of ANNEX F attached hereto.


                                   ARTICLE II

                                PURCHASE AND SALE

          2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement:

               (a) the Sellers shall sell, assign, convey and deliver to the Buyer, and the Buyer shall purchase and accept from the Sellers, all of each Seller's right, title and interest in and to the Purchased Assets; and

               (b) the Buyer shall assume and agree to pay, perform and discharge, promptly when payment or performance is due or required the Assumed Liabilities and be bound by all of the terms and obligations of the Assumed Liabilities.

          2.2  Final Inventory Value; Payment at Closing.

               (a) The Inventory Value shall be determined based on a one hundred percent (100%) physical count conducted by Buyer and Florsheim or an inventory service reasonably acceptable to Buyer and Florsheim no more than five
(5) Business Days prior to the anticipated Closing Date. Except as Buyer and Florsheim may otherwise agree, no wholesale sales or shipments from the Sellers' warehouse in Jefferson City, Missouri will occur after the physical count is taken and before the Closing Date unless a new physical count is taken prior to the Closing Date. In the event that the physical count is conducted by an inventory service, Buyer and Florsheim shall each have one or more representatives observe such physical count. The cost of any inventory service shall be shared equally by Buyer and Florsheim. Prior to the physical count, the parties shall agree on the methodology by which such count shall be conducted.

               (b) At least two (2) days prior to the anticipated Closing Date, Florsheim shall deliver to the Buyer for its approval, which approval shall not be unreasonably withheld, Florsheim's determination of the Closing Inventory Value (upon such approval by Buyer and with any corrections or adjustments approved by Buyer and Florsheim, the "Final Inventory Value"), along with a certificate of Florsheim's President or Chief Financial Officer certifying that Florsheim's determination of the Closing Inventory Value was based on the results of the physical count described in subsection (a) above and the books and records of Sellers, presents fairly each Seller's determination of the Closing Inventory Value and was prepared in accordance with the provisions of this Agreement. Provided that the physical count is conducted in accordance with the agreed upon methodology described in subsection (a) above, Buyer shall not have the right to object to Florsheim's determination of the Closing Inventory Value based solely upon the methodology used in the physical count. The same "standard cost" methodology and the same amount of standard cost for each item shall be used in computing the Closing Inventory Value, the Final Inventory Value and the dollar amount set forth in Section 2.2(c). Throughout the period in which the physical count is being taken and the Final Inventory Value is being determined, each Seller shall provide Buyer and its representatives with access to and the right to copy any records of Sellers relating to the Inventory Value.

               (c) In the event that the Final Inventory Value is in excess of $27,925,979.63, the Purchase Price shall be increased by the amount of such excess. In the event that the Final Inventory Value is less than $27,925,979.63, the Purchase Price shall be reduced by the amount of such deficiency in excess of $1,600,000.

               (d) At the Closing, the Buyer shall deliver the Purchase Price less $500,000 to the Sellers by a single wire transfer of immediately available funds. Such wire transfer shall be delivered to the Sellers in care of Florsheim, which all Sellers hereby designate as their agent to receive, hold and disburse whatever portion of the Purchase Price that each Seller is entitled to receive for the sale of the Purchased Assets owned by such Seller.

               (e) At the Closing, the Buyer shall deliver $500,000 to the Escrow Agent to be held by the Escrow Agent on the terms and subject to the conditions set forth in the Escrow Agreement.


                                   ARTICLE III

                                OTHER AGREEMENTS

          3.1 Access. Upon reasonable notice, from the date hereof through the Closing Date, the Sellers shall afford to the officers, employees, accountants, legal counsel and other representatives of the Buyer full access upon reasonable prior notice and during normal business hours to all of the properties, books, contracts, commitments, SAP data bases and associated files, file structure and file field definitions, Financial Information and records of the Sellers related to the Purchased Assets. Buyer shall be entitled to conduct appraisals of all or any portion of the Purchased Assets and to conduct inspections thereof. In addition, Sellers shall grant Buyer limited access (with Florsheim's participation in such contacts) to the Major Customers, the Major Suppliers and the lessors of the Purchased Stores and shall reasonably cooperate with Buyer in communicating with such persons. Nothing in this Agreement shall prevent Buyer or its Affiliates from initiating or having contact with any Person (including Major Customers, Major Suppliers and the lessors of the Purchased Stores) in the ordinary course of Buyer's business, provided that prior to the Effective Time of Closing Buyer shall have no discussion regarding this Agreement or the Sellers (except to confirm information publicly disclosed by the Sellers or to state that such matters cannot be discussed) except with Florsheim's participation. Between the date hereof and the Closing Date, the Sellers shall use commercially reasonable efforts to make available to Buyer the services of the Sellers' information technology employees as reasonably requested by Buyer, provided, however, that any request that, in the Sellers' discretion, would significantly interfere with the ordinary course operation of the Sellers' business would not be reasonable for this purpose. If Buyer expressly requests that Sellers use their best efforts to retain the services of a particular information technology employee, Buyer shall reimburse the Sellers for the Sellers' costs (including salary and benefits but not corporate overhead), determined on an hourly basis, of continuing to employ any such information technology employee, and Buyer shall reimburse the Sellers for the full cost of any severance obligations incurred by the Sellers with respect to any such information technology employee.

          3.2  Disclosure Schedule.

               (a) Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, Florsheim is delivering to the Buyer the Disclosure Schedule, which is accompanied by a certificate signed by the President of Florsheim, stating that the Disclosure Schedule is being delivered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and is included in the representations, warranties, covenants or agreements of the

Sellers contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedule or if information in the Disclosure Schedule on its face qualifies or is an exception to such representations, warranties, covenants or agreements.

               (b) Updates. Prior to the Closing Date, Florsheim shall update the Disclosure Schedule from time to time by written notice to the Buyer to reflect any matter that is materially adverse to the Seller's U.S. wholesale business, the Purchased Stores or the Purchased Assets which has occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule or would have required a revision of such section (in either case, a "Disclosure Schedule Change"). If requested by the Buyer, Florsheim shall meet and discuss with the Buyer any such Disclosure Schedule Change. If the parties cannot resolve any differences regarding a Disclosure Schedule Change within fifteen
(15) days, and if the Disclosure Schedule Change constitutes a Material Adverse Change, the Buyer may terminate this Agreement within ten (10) days after the end of such fifteen (15) day period.

          3.3 Duties Concerning Consents; Conditions. Between the date hereof and the Closing Date, each party to this Agreement shall cooperate with each other and use commercially reasonable efforts to: (a) obtain any third party consents or approvals required by this Agreement; and (b) take, or cause to be taken, all other action and do, or cause to be done, all other things reasonably necessary or appropriate to cause each of the conditions precedent set forth in Articles VII and VIII of this Agreement to be satisfied and to consummate the transactions contemplated by this Agreement.

          3.4 Deliveries of Information; Consultation. From time to time prior to the Closing Date, each of the following shall occur:

               (a) Deliveries by the Sellers. Each Seller shall furnish promptly to the Buyer: (i) Florsheim's 2001 fiscal year Financial Statements promptly after such Financial Statements are filed with the Securities and Exchange Commission; (ii) prior to the filing of the Bankruptcy Case, the monthly consolidated financial statements of Florsheim (as prepared by Florsheim in accordance with its normal accounting procedures); (iii) after the filing of the Bankruptcy Case, the monthly operating reports filed by the Sellers with the Bankruptcy Court; and (iv) all other information concerning the Sellers' U.S. wholesale business, the Purchased Stores and the Purchased Assets as the Buyer may reasonably request and that does not significantly interfere with the ordinary course operation of the Sellers' business.

               (b) Consultation. At the reasonable request of the Buyer, the Sellers shall meet with representatives of the Buyer to discuss operational and financial matters of Sellers with respect to Sellers' U.S. wholesale business, the Purchased Stores and the Purchased Assets.

          3.5  Acquisition Proposals.

               (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

            (i) "Acquisition" shall mean any or all of the following, other than the transactions described in this Agreement: (A) a merger, share exchange, consolidation, reorganization, combination or similar transaction involving any Seller; (B) a purchase, exchange or tender offer for 50% or more of the outstanding shares of stock of any Seller; or (C) a purchase, lease or other acquisition of the Purchased Assets or any equity interest (or any option, warrant or securities convertible into any equity interest) from any Seller, except sales of inventory sold in the ordinary course of business consistent with past practice.

            (ii) "Acquisition Proposal" shall mean the making of any proposal by any Person concerning an Acquisition.

         (b) Until the filing of the Bankruptcy Case, Florsheim shall not, and shall cause the other Sellers, and shall use commercially reasonable efforts to cause all of Sellers' respective officers, directors, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained or engaged by that party) to not, directly or indirectly: (i) initiate or solicit any inquiries concerning an Acquisition or an Acquisition Proposal;
(ii) engage in any negotiations concerning, or provide any confidential information or data to, any Person relating to an Acquisition or an Acquisition Proposal; or (iii) consummate, agree or commit to consummate any Acquisition or Acquisition Proposal. Florsheim shall immediately cease or cause to be terminated any of the foregoing activities until the filing of the Bankruptcy Case. This Section 3.5(b) shall not apply to soliciting, negotiating, implementing and consummating any Acquisition Proposal with respect to the Pacific Rim Assets and Liabilities or the Retained Assets or any assets of an Affiliate of any Seller which are not covered by this Agreement or the International Asset Purchase Agreement.

         (c) After the filing of the Bankruptcy Case, consistent with the Sellers' fiduciary duties, the restrictions of clause (b) shall no longer be applicable. Sellers shall not sell the Purchased Assets to another party except
(i) in accordance with the bidding procedures approved by the Bankruptcy Court through the entry of the Procedures Order or (ii) in the event that this Agreement is terminated prior to the Closing pursuant to Section 9.1. Buyer shall receive copies of all Qualified Bids (as defined in the bidding procedures) received by the Sellers for the Purchased Assets in accordance with the terms of the bidding procedures approved by the Bankruptcy Court as a result of the entry of the Procedures Order.

     3.6 Public Announcements. Subject to each party's disclosure obligations imposed by Law, the Buyer and Florsheim will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any public announcement or statement with respect thereto prior to consultation with, and review by, the other party.

     3.7 Retained Liabilities. Except for the Assumed Liabilities, the Buyer is not assuming any liabilities or obligations of any Seller, including, without limitation, the Retained Liabilities.

     3.8 Referrals and Deliveries. After the Closing, the Sellers shall immediately: (a) deliver to the Buyer, in the form received with the addition of any required endorsements by the Sellers, any cash, checks or other payments received by the Sellers in respect of the Accounts; (b) refer to Buyer any and all inquiries from customers or suppliers of the Sellers or other Persons relating to the business of Sellers other than with respect to the Retained Assets and, if the option described in
Section 3.16(a) is not exercised, the Pacific Rim Assets and Liabilities; and
(c) deliver to Buyer all purchase orders received by the Sellers relating to the business of any Seller other than with respect to the Retained Assets and, if the option described in Section 3.16(a) is not exercised, the Pacific Rim Assets and Liabilities.

     3.9 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Section 1060 of the Internal Revenue Code and substantially as set forth on EXHIBIT 9 attached hereto. The Buyer and the Sellers shall cooperate with each other in the preparation and filing of I.R.S. Form 8594 in connection with such allocation. Neither the Buyer nor the Sellers, nor any of their respective Affiliates, shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with the allocation of the Purchase Price unless required to do so by applicable Law.

     3.10 Prorations. Except to the extent included in the Assumed Liabilities, all personal property taxes, real property expenses, utility expenses, and other similar expenses of the Sellers relating to the Sellers' U.S. wholesale business, the Purchased Stores or the Purchased Assets, if any, payable after the Effective Time of Closing shall be prorated, whereby the Sellers shall be responsible for that portion of the prorated expenses accrued for the period ending as of the Effective Time of Closing, and Buyer shall be responsible for that portion of the prorated expenses attributable to the period beginning as of the Effective Time of Closing. Such prorated expenses shall be settled between the parties promptly after the determination from time to time of such prorated expenses.

     3.11 Transaction Taxes. All federal, state and local sales, transfer, gains, excise, value-added or other similar taxes, including, without limitation, all state and local taxes in connection with the transfer of the Purchased Assets, and all recording and filing fees (collectively, "Transaction Taxes"), that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets, and are not exempt under section 1146(c) of the Bankruptcy Code, shall be paid one half by the Buyer and one half by the Sellers. The Buyer and the Sellers agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. The Sellers agree to assist the Buyer reasonably in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

     3.12 Risk of Loss. Risk of loss with respect to the Purchased Assets shall remain with Sellers until the Effective Time of Closing and shall pass to Buyer upon the Effective Time of Closing. In the event of any loss or damage to the tangible Purchased Assets prior to the Closing, the Sellers shall use commercially reasonable efforts to apply any proceeds received by the Sellers under the Existing Insurance Policies in respect of such loss or damage to repair or replace the damaged tangible Purchased Assets.

     3.13 Employee Matters.

         (a) Within forty five (45) days after the filing of the Bankruptcy Case, the Buyer shall provide the Sellers with a list of all employees of the Sellers to whom the Buyer or any of its Affiliates intends to offer employment, and the Buyer or any of its Affiliates shall promptly thereafter make offers of employment to such employees. Prior to the delivery of such list, if requested by the Buyer and as soon as practicable thereafter, Sellers shall provide accrued vacation benefit information regarding any employees identified by Buyer for use by Buyer and its Affiliates in determining whether to make offers of employment to such persons. Any such offer of employment by the Buyer or any of its Affiliates shall be made for employment commencing on the Closing Date and shall be, at a minimum, consistent with the Buyer's standard compensation arrangements other than the Buyer's defined benefit plans. On the Closing Date, the Buyer shall provide the Sellers with a complete list of all employees of the Sellers who shall be (or have been) hired by the Buyer or any of its Affiliates as of the Closing Date (any such employee shall be referred to herein as a "Transferred Employee"). In the event that neither the Buyer nor any of its Affiliates makes an offer of employment to any employee of a Seller identified by the Buyer on the list described in the first sentence of this Section 3.13(a) (provided that this sentence shall not apply to any employee identified by the Buyer on such list who does not accept the offer of employment of Buyer or any of its Affiliates), then the Buyer shall promptly reimburse the Sellers for any retention bonus or related payment that is due to any such employee upon the consummation of the transactions contemplated by this Agreement. Transferred Employees shall be employed on an at will basis, and no provision of this Agreement shall be construed as providing to such Transferred Employees a guarantee of continued employment. The Buyer shall not be responsible for any liabilities and obligations with respect to the Transferred Employees or any other employee of the Sellers other than (x) in accordance with Section 1.6 hereof; (y) in accordance with Section 3.1 hereof or (z) in accordance with applicable Laws. Nothing in this Section 3.13 or elsewhere in this Agreement shall be deemed to make any employee of the Sellers a third party beneficiary of this Agreement.

         (b) For a period of 180 days after the Closing Date, or in the event that this Agreement is terminated prior to the consummation of the transactions contemplated hereby, for a period of one (1) year following such termination, the Buyer shall not, and shall not permit any of its Affiliates, directly or indirectly, to solicit or employ any of the employees of a Seller who are not Transferred Employees without the prior written consent of Florsheim; provided, however, that nothing contained herein shall prohibit the Buyer from generally advertising for personnel, not specifically targeting any employees of the Sellers or their Affiliates, and employing employees of the Sellers or their Affiliates who respond to such general personnel advertisements. If, within 180 days after the Closing Date and except as permitted by the preceding sentence, the Buyer hires an employee of a Seller who is not a Transferred Employee, the Buyer shall promptly notify Florsheim and reimburse the Sellers for any amounts that the Sellers are required to pay in connection with the termination of such employee and, for any such employee who is a party to a written employment agreement, assume all obligations that accrue from and after the Closing Date under such employment agreement and reimburse the Sellers for any damages arising from the Sellers' rejection of such employment agreement.

         3.14 Access to Records. After the Closing Date, each party shall permit the other parties, and such other parties' attorneys, accountants, agents and designees, such access to, and right to copy, all books of account, papers and records (including the Records), as the requesting party may reasonably deem necessary or desirable. Any such examination shall be at the expense of the requesting party, shall be performed during normal business hours at the place where such Records are regularly maintained by the party from which access is requested and shall not unreasonably interfere with the normal business activities of such party. Each party shall notify the others at any time within the five (5) year period after the Closing Date if it intends to destroy any or all of the books of account, papers and records described above, and such other parties shall have the right to review and remove any of such books of account, papers and records at their own expense.

     3.15 Effective Time of Closing. The parties agree that, the transactions described in this Agreement shall be deemed effective as of 12:01 A.M., Eastern Time, on the Closing Date (the "Effective Time of Closing").

     3.16 Pacific Rim Assets; Other International Assets.

         (a) Florsheim and Florsheim Pacific Limited, a Hong Kong corporation and a wholly owned subsidiary of Florsheim ("Florsheim Pacific") shall have the option (the "Pacific Rim Option") to sell to Buyer and, if Florsheim and Florsheim Pacific so elect, Buyer irrevocably agrees to purchase from Florsheim Pacific, substantially all of the assets of Florsheim Pacific, and the Buyer shall assume substantially all of the operating liabilities of Florsheim Pacific (collectively, the "Pacific Rim Assets and Liabilities"), all on the terms and subject to the conditions provided in the Pacific Rim Asset Purchase Agreement (the "Pacific Rim Asset Purchase Agreement") to be entered into no later than the commencement of the hearing before the Bankruptcy Court on the Procedures Order (each such term as defined below). The purchase price for the Pacific Rim Assets and Liabilities shall be $1,000,000, subject to the following adjustments: (i) such purchase price shall be subject to an upward or downward dollar for dollar adjustment if, as of the Closing Date, the net working capital as defined under GAAP (but excluding cash and cash equivalents and intercompany accounts), associated with the Pacific Rim Assets and Liabilities is greater or less than such net working capital based on the Sellers' September 29, 2001 balance sheet; and (ii) such purchase price also may be subject to other adjustments agreed upon and described in the Pacific Rim Asset Purchase Agreement. The Pacific Rim Option shall be exercised by Florsheim and Florsheim Pacific delivering written notice to the Buyer on or before the date which is the earliest of: (A) seventy (70) days after the date of this Agreement, (B) five (5) Business Days prior to the date of the hearing to obtain the Sale Order (as defined in Section 3.19(e) hereof) and (C) ten (10) Business Days prior to the Closing Date.

         (b) If Florsheim and Florsheim Pacific do not exercise the Pacific Rim Option as provided above and instead desire to sell all or substantially all of the Pacific Rim Assets and Liabilities to one or more third parties, or if Florsheim and Florsheim Australia Limited, an Australian corporation (the "Australian Subsidiary" and together with Florsheim, the "Australian Sellers"), desire to sell all or substantially all of the assets of the Australian Subsidiary to one or more third parties, such third parties must satisfy the following criteria and must otherwise be reasonably acceptable to the Buyer:

            (i) Such third parties shall be financially sound and reasonably experienced with operating a business of the kind consistent with the positioning of the business in the past;

            (ii) In light of such reasonable experience, such third parties are unlikely to denigrate the Trademarks to be licensed to them by the Buyer as provided below; and

            (iii) Such third parties shall provide expectations of a financially reasonable royalty stream equal to not less than five percent of their net wholesale sales and shall have committed to reasonable minimum royalty levels.

(a "Qualifying Buyer"). Buyer hereby agrees to enter into a license agreement with any Qualifying Buyer for use of the Trademarks in form and substance reasonably satisfactory to the Buyer and the Qualifying Buyer. If the Australian Sellers elect to liquidate the Australian Assets, Buyer hereby agrees to enter into one or more license agreements with the Australian Sellers or one or more third party buyers of such assets each in form and substance reasonably satisfactory to the Buyer and such other parties for the limited purpose of liquidating the Australian Assets. After the Closing, to the extent that the Australian Assets have not been sold or liquidated in accordance with this
Section 3.16, the parties agree to maintain the existing license agreement between Florsheim and the Australian Subsidiary on the same terms and conditions as of the date hereof.

         (c) Florsheim, Florsheim Canada, Inc., an Ontario corporation, Florsheim Europe S.R.L., an Italian corporation, Florsheim S.A. de C.V., a Mexican corporation, Florsheim B.V., a Netherlands corporation, and Florsheim France, SARL, a French corporation, (the foregoing entities, excluding Florsheim, are hereinafter referred to as the "European Sellers") shall sell to the Buyer and the Buyer will purchase from them, substantially all of the assets of the European Sellers, and the Buyer shall assume substantially all of the operating liabilities of the European Sellers (collectively, the "European Assets and Liabilities"), all as provided in one or more International Asset Purchase Agreements (referred to herein collectively as the "International Asset Purchase Agreement") to be entered into no later than the commencement of the hearing before the Bankruptcy Court on the Procedures Order (each such term as defined below). The purchase price for the European Assets and Liabilities shall be $1,500,000, subject to the following adjustments: (i) such purchase price shall be subject to an upward or downward dollar for dollar adjustment if, as of the Closing Date, the net working capital as defined under GAAP (but excluding cash and cash equivalents and intercompany accounts), associated with the European Assets and Liabilities is greater or less than such net working capital based on the Sellers' September 29, 2001 balance sheet; and (ii) such purchase price also may be subject to other adjustments agreed upon and described in the International Asset Purchase Agreement.

     3.17 Florsheim 401(k) Plan Assumption. Not later than fifteen (15) days prior to the Closing Date, Florsheim shall deliver written notice to the Buyer of Florsheim's determination of whether, in its sole discretion and consistent with applicable Law and the exercise of its fiduciary duties on behalf of participants in the Florsheim and Affiliates 401(k) Plan (the "Florsheim 401(k) Plan"), Florsheim desires to assign the Florsheim 401(k) Plan to the

Buyer. If Florsheim notifies the Buyer of its desire to make such assignment, not later than sixty (60) days after deliver of such written notice, Buyer shall deliver written notice to Florsheim of Buyer's election whether or not to accept the assignment of the Florsheim 401(k) Plan. If Buyer elects to accept such assignment, Florsheim shall assign to Buyer, all of the rights, responsibilities and obligations of Florsheim and its Affiliates as sponsor of the Florsheim 401(k) Plan and Buyer shall assume all of the liabilities and obligations of Florsheim and its Affiliates under the Florsheim 401(k) Plan. If Buyer elects to accept the assignment of the Plan, Buyer and Florsheim shall take such steps as may reasonably be required to effect such assignment and assumption and, upon consummation of such assignment and assumption, Buyer shall pay Florsheim $1,000,000 by wire transfer of immediately available funds.

     3.18 Purchased Equipment. Buyer shall inform Florsheim of the Purchased Equipment it desires to purchase from the Sellers hereunder by delivering written notice to Florsheim no later than twenty one (21) days after the date of this Agreement. Buyer and Florsheim shall mutually agree as to the reasonableness of the items of Purchased Equipment and the fair market value thereof to be included in the Purchase Price as contemplated by Section 1.41(b); provided, however, that the Purchased Equipment shall not include items reasonably required by the Sellers to wind up its businesses after the Closing.

     3.19 Bankruptcy Matters. The Sellers intend to file voluntary petitions under Chapter 11 of the Bankruptcy Code (collectively, the "Bankruptcy Case") before the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court"). In light of the Bankruptcy Case of the Sellers, the following are requirements of the consummation of the transactions contemplated by this Agreement; and time is of the essence with respect to all time deadlines in such requirements unless and except to the extent that Buyer agrees in writing to extend any such deadline for the Sellers to perform:

         (a) The Bankruptcy Case shall be filed with the Bankruptcy Court on or before March 4, 2002, which date the Sellers may extend for an additional period of up to fifteen (15) days.

         (b) On or before five (5) calendar days after the filing date of the Bankruptcy Case, the Sellers shall file in the Bankruptcy Case a motion to (i) approve this Agreement and the consummation of the transactions contemplated hereby under Bankruptcy Code ss.363 and any and all other applicable bankruptcy statutes and rules of procedure; and (ii) approve procedures for competing bids regarding this Agreement and the consummation of the transactions contemplated hereby and to set a final hearing for approval of this Agreement and the consummation of the transactions contemplated hereby (the "Bankruptcy Motion"). The Bankruptcy Motion shall be in form and content satisfactory to Buyer and the Sellers and drafts thereof must be provided to Buyer for review and comments by Buyer's counsel and approved by Buyer no later than the filing date of the Bankruptcy Case.

         (c) The Sellers shall use best efforts, on or before thirty five (35) calendar days after the filing date of the Bankruptcy Case, to obtain the Bankruptcy Court's entry of an order (the "Procedures Order"), approving the procedures for competing bids in the Bankruptcy Motion and setting a final hearing for approval of the this Agreement and the consummation of the transactions contemplated hereby. The Procedures Order entered by the

Bankruptcy Court must be in form and content satisfactory to both the Sellers and the Buyer and must establish the procedures governing the submission of any competing bid for the purchase of the Purchased Assets and the assumption of the Assumed Liabilities and the conduct of an auction if any such competing bid is submitted, including, without limitation, a provision for initial and subsequent bidding increments that the Sellers and the Buyer mutually approve.

         (d) The Sellers shall use best efforts, on or before seventy (70) calendar days after the filing date of the Bankruptcy Case, to obtain the Bankruptcy Court's entry of an order (the "Sale Order") approving this Agreement and the consummation of the transactions contemplated hereby. Among other things, the Sale Order must adjudicate, under Bankruptcy Code ss.363(f) and to the full extent allowed by that statute, that the sale of the Purchased Assets to Buyer is free and clear of all Liens and adverse interests of any kind that can be extinguished as to the Purchased Assets in accordance with Bankruptcy Code ss.363(f); and such Sale Order must further adjudicate that Buyer is a good faith purchaser of the Purchased Assets entitled to all of the protections of Bankruptcy Code ss. 363(m). The Sale Order entered by the Bankruptcy Court must be in form and content satisfactory to the Buyer and the Sellers.

         (e) The Bankruptcy Motion shall request, and the Sellers shall use best efforts to obtain the Bankruptcy Court's adjudications in the Procedures Order, that Buyer shall receive full cash reimbursement from the Sellers of all actual costs and fees (including reasonable attorneys' fees) incurred by Buyer and any professionals retained by Buyer in negotiating, documenting, investigating and obtaining Bankruptcy Court approval of this Agreement and the consummation of the transactions contemplated hereby, if Buyer is not the successful bidder for the Purchased Assets at the hearing scheduled by the Bankruptcy Court to approve this Agreement (the "Sale Hearing"), or if the transactions contemplated by this Agreement do not close as a result of a material breach by the Sellers under this Agreement, provided that Buyer is not then in material breach of this Agreement, subject to a maximum amount of $375,000.

         (f) The Sellers shall use best efforts to obtain the Bankruptcy Court's adjudication in the Procedures Order that Buyer shall be paid by the Sellers the amount of $875,000.00 in cash (the "Break-Up Fee") in addition to the costs and fees described in subparagraph (e) above, if Buyer is not the successful bidder for the Purchased Assets at the Sale Hearing, or if the transactions contemplated by this Agreement do not close as a result of either a material breach by the Sellers under this Agreement or a failure by Sellers to satisfy a material obligation under this Agreement that is within Sellers' control, provided that Buyer is not then in material breach of this Agreement. Such Break-Up Fee shall be, and is, in recognition of the fact that any competitive bidder appearing and bidding more than Buyer will have been brought to the bidding process at the level of the ultimate successful bid because of this Agreement. The Sellers also shall obtain binding commitments from their pre-petition bank group to use their commercially reasonable efforts to support the Break-Up Fee.

         (g) The Bankruptcy Motion shall request, and the Sellers shall use best efforts to obtain the Bankruptcy Court's adjudications in the Sale Order, pursuant to Bankruptcy Code ss.ss. 363 and 365, for the assumption by the Sellers and assignment to Buyer of the Purchased Leases and the Purchased Contracts, provided that the Purchase Price, as provided in

Section 1.41 hereof, shall be reduced by the amount of the Cure Costs, as provided in Section 1.15 hereof.

     3.20 Financing Commitments. The Buyer has previously delivered to the Sellers written commitments for satisfactory senior debt financing from financial institutions acceptable to Buyer and sufficient to consummate the transactions contemplated by this Agreement (the "Commitments").

     3.21 Purchase Orders. From and after the date of this Agreement and prior to the Closing Date, the Sellers shall, prior to the execution thereof, provide the Buyer with a copy of any purchase order for inventory for the Sellers' U.S. wholesale business pursuant to which delivery is expected to occur after the Closing Date. Within two (2) Business Days after the date on which the Sellers deliver to the Buyer a copy of any such purchase order, the Buyer shall notify the Sellers of any objection the Buyer may have to the purchase order. If the Buyer does not so object within such two (2) Business Day period, the Sellers then execute and deliver the purchase order and the inventory is not delivered prior to the Closing Date, the purchase order shall be deemed a Purchased Contract hereunder and any liabilities and obligations arising from such purchase order shall be Assumed Liabilities in accordance with Section 1.6(b). If the Buyer does so object within such two (2) Business Day period and the Buyer and the Sellers cannot agree to changes to such purchase order within a reasonable time, such purchase order, if then executed and delivered by the Sellers, shall be deemed a Retained Asset hereunder. With respect to any letters of credit provided by or on behalf of the Sellers in connection with purchase orders that are Purchased Contracts on the Closing Date, (i) Buyer shall replace any such letter of credit with a replacement letter of credit procured by the Buyer and acceptable to the supplier of the purchased goods or (ii) the Buyer will cash collateralize 105% of the face amount of the letter of credit issued on behalf of the Sellers with the issuing institution.

     3.22 Use of Name. After the Closing, promptly following the expiration of the license period with respect to the Trademarks set forth in the Transition Services Agreement, the Sellers shall take such measures as may be necessary or appropriate to change their names to names substantially dissimilar to "Florsheim"; provided, however, that the Sellers may continue to use their names as of the date hereof in the Bankruptcy Case.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers hereby jointly and severally represent and warrant to the Buyer that:

     4.1 Organization; Business.

         (a) Each Seller is a corporation duly and validly organized and existing and in good standing under the Laws of the jurisdiction specified in the Disclosure Schedule and is qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the ownership or leasing of property by it or the conduct of its business requires qualification as a foreign corporation. The Disclosure Schedule contains a list of all such jurisdictions in which each Seller is qualified to do business.

         (b) Each Seller has full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties.

         (c) Each Seller owns or has the right to use all property, real or personal, tangible or intangible, which is necessary for the operation of its U.S. wholesale business, the Purchased Stores (taken as a whole) and the Purchased Assets as currently conducted.

         (d) Each Seller other than Florsheim is a direct or indirect wholly-owned subsidiary of Florsheim.

                  4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and each of the documents and instruments required by this Agreement to be executed and delivered by any Seller are within the corporate power of such Seller and have been duly authorized by all necessary corporate action by such Seller. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by any Seller or Sellers will be, when executed and delivered by the Seller or Sellers, the valid and binding obligations of the respective Sellers, enforceable against each such Seller in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by the Sellers (or any of them) pursuant to this Agreement and the consummation by the Sellers of the transactions contemplated hereby or thereby do not and will not:

         (a) conflict with, violate, or constitute a default (or an event which, with notice or the passage of time, or both, would constitute a default) under, any Law, the Certificate of Incorporation or Bylaws (or other charter documents) of any Seller, or any Purchased Contract or Purchased Lease except as may be caused by the filing of the Bankruptcy Case; or

         (b) result in the creation of any Lien (except any Permitted Lien) with respect to any of the Purchased Assets.

     4.4 Assets.

         (a) Except as set forth in the Disclosure Schedule, each Seller owns and will convey to Buyer good and marketable title to the Purchased Assets owned by such Seller free and clear of any and all Liens except the Assumed Liabilities and the Permitted Liens. Except as set forth in the Disclosure Schedule, all of Seller's tangible assets included in the Purchased Assets are physically located in a Purchased Store, the Sellers' warehouse located in Jefferson City, Missouri or Florsheim's headquarters located at 200 N. LaSalle Street, Chicago, Illinois. Except with respect to the Purchased Leases or otherwise as set forth in the Disclosure Schedule, none of the Purchased Assets is leased, rented, licensed or otherwise not owned by the Sellers.

         (b) Except as set forth in the Disclosure Schedule and except for the Retained Assets, the Purchased Assets include all of the material assets and properties owned or used by the Sellers which are reasonably necessary for the operation of Sellers' U.S. wholesale business or the Purchased Stores as currently conducted. The "Inventory of Agreements" previously provided to the Buyer, as supplemented by Sellers and annexed hereto as EXHIBIT 10, is a true, correct and complete list of all material contracts of the Sellers other than the Purchased Leases.

         (c) When used in this Agreement, the term "Permitted Liens" means the Liens so described in EXHIBIT 11 hereto and no others.

     4.5 Litigation. Except as set forth in the Disclosure Schedule, (a) there is not now any litigation, suit, arbitration, proceeding or action of any kind pending or, to the Knowledge of Sellers, proposed or threatened, or, to the Knowledge of Sellers, any governmental investigation, against or relating to any Seller that, if adversely determined, would reasonably be expected to adversely affect the Purchased Assets, Sellers' U.S. wholesale business or the Purchased Stores by an amount of $100,000 or more; and (b) there are no actions, suits or proceedings pending or, to the Knowledge of Sellers, proposed or threatened, against any Seller by any Person which would prevent or materially impair the ability of the Sellers to consummate the transactions contemplated by this Agreement or which question or affect the legality or validity of the transactions contemplated by this Agreement.

     4.6 Financial Information.

         (a) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the consolidated financial position of Florsheim and its subsidiaries as of the dates thereof and the results of the operations and changes in financial position for the periods then ended, subject, in the case of the interim financial statements, to customary year-end and audit adjustments and any other adjustments described therein and the absence of footnotes in such interim financial statements.

         (b) The Financial Information of Sellers (other than the Financial Statements) that Sellers have provided to Buyer prior to the date hereof: (i) is correct and complete in all material respects; and (ii) is maintained in a manner consistent with past practice.

     4.7 Absence of Certain Changes. Except as set forth in the Disclosure Schedule, since September 29, 2001, the Sellers have operated the Purchased Assets, the Sellers' U.S. wholesale business and the Purchased Stores in the ordinary course of business consistent with past practice and there has not been any:

         (a) damage, destruction or loss which has materially and adversely affected the Purchased Assets or the results of operation of Sellers' U.S. wholesale business or any damage, destruction or loss which makes any Purchased Store substantially unusable (whether or not covered by insurance);

         (b) transactions consummated by Sellers involving the Purchased Assets, the Sellers' U.S. wholesale business or the Purchased Stores other than in the ordinary course of business consistent with past practice;

         (c) material increase in the level or rate of compensation of any Store Employee other than in the ordinary course of business consistent with past practice;

         (d) purchase, sale or other disposition, in one or more related transactions, of assets or properties included in the Purchased Assets, the Sellers' U.S. wholesale business or a Purchased Store for consideration in excess of $250,000, other than purchases, sales or other dispositions in the ordinary course of business;

         (e) waiver or release in writing or, to the Knowledge of Sellers, any oral waiver or release, of any material rights or claims associated with the Purchased Assets, the Sellers' U.S. wholesale business or, taken as a whole, the Purchased Stores;

         (f) authorization by any Seller of the cancellation or compromise of any debts owed to any Seller and payable after the Closing by a customer of the Sellers' U.S. wholesale business that exceed $10,000 for any such wholesale customer;

         (g) grant of credit or price concessions to any Major Customer on terms or in amounts materially more favorable than those which have been extended to such customer in the past twelve months or grant of such credit or price concessions to any other U.S. wholesale customer which, taken together, are materially adverse to Sellers' U.S. wholesale business, except, in either case, as reflected in the Financial Statements;

         (h) executory purchase commitments related to the Purchased Assets, the Sellers' U.S. wholesale business or a Purchased Store which, taken together, are materially in excess of Sellers' historical business requirements, including with respect to operating inventories, or at prices materially higher than current market prices; or

         (i) any termination or material disruption in any of Sellers' business relationships with any Major Customer. The Disclosure Schedule sets forth the amount of sales, on a monthly basis, by the Sellers to each Major Customer during the Sellers' fiscal year ended December 29, 2001.

     4.8 Store Assets. Except as set forth in the Disclosure Schedule, for each Purchased Store, the Store Assets, taken as a whole, are in good operating condition and repair for the purposes for which they are used by the Sellers consistent with past practice, reasonable wear and tear excepted.

     4.9 Purchased Contracts. The Purchased Contracts include all domestic and international licenses of the Trademarks owned or licensed by the Sellers. Florsheim has delivered or made available true, correct and complete copies of all Purchased Contracts to the Buyer.

     4.10 Performance of Purchased Contracts. The Sellers and, to the Knowledge of Sellers, each other party to each material Purchased Contract, have fully performed each material term, covenant and condition of each such contract which is to be performed by them at or before the date hereof; provided, that all Purchased Contracts marked with an asterisk (*) on EXHIBIT 4 shall be deemed to be material Purchased Contracts for the purpose of this Section 4.10. Except with respect to the filing of the Bankruptcy Case, each material Purchased Contract is in full force and effect and in all material respects constitutes the legal and binding obligation of each Seller that is a party thereto, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     4.11 Intentionally Omitted.

     4.12 No Violation of Law. Except as set forth in the Disclosure Schedule, the Purchased Assets, the Sellers' U.S. wholesale business and the Purchased Stores do not violate or conflict in any material respect with any Law that is material to the operation thereof in the ordinary course of business consistent with past practice. To the Knowledge of Sellers, the Purchased Assets, the Sellers' U.S. wholesale business and the Purchased Stores are not currently the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any federal, state, provincial, local or other governmental agency.

     4.13 Brokers. Except for fees payable to Financo Inc., which shall be the sole responsibility of the Sellers, no Seller has incurred any broker's, finder's or any similar fee in connection with the transactions contemplated by this Agreement.

     4.14 Taxes. There are no tax Liens upon any of the Purchased Assets except Liens for current taxes not yet due and payable.

     4.15 Purchased Stores.

         (a) The Purchased Stores: (i) to the Knowledge of Sellers, are not subject to any leases or tenancies of any kind (except that of the applicable Seller); (ii) are not in the possession of any adverse possessors; (iii) are used in a manner which is consistent with applicable Law; (iv) are served by water, sewer, electrical, telephone, drainage and other utilities required to operate the Purchased Stores in the ordinary course of business consistent with past practice; and (v) require no material work or improvement to be brought into compliance with any material applicable Law.

         (b) Except as set forth in the Disclosure Schedule, to the Knowledge of Sellers, there is no: (i) planned or contemplated public improvements which may result in material special assessments against the Sellers relating to the Purchased Stores or which may adversely affect the availability of utility service to the Purchased Stores or (ii) contemplated material increase in the real estate taxes payable by the Sellers pursuant to the Purchased Leases.

     4.16 Consents; Approvals. Except the approval of the Bankruptcy Court and with respect to any required HSR filing, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Sellers.

     4.17 No Pending Acquisitions. Except for this Agreement, no Seller is a party to or bound by any agreement to effect an Acquisition.

     4.18 Labor Matters. There is no pending or, to the Knowledge of Sellers, threatened labor dispute, strike or work stoppage related to Sellers' U.S. wholesale business or the Purchased Stores. With respect to the employees of the Sellers employed at the Purchased Stores (the "Store Employees"), (i) there is not now pending or, to the Knowledge of Sellers, threatened, any charge or complaint against any Seller by or before the National Labor Relations Board and
(ii) except as set forth on the Disclosure Schedule, to the Knowledge of Sellers, no union organizing activities are in process or contemplated and no petitions have been filed for union organization or representation of employees of any Seller not presently organized.

     4.19 Permits. The Disclosure Schedule lists all of the Existing Permits that are material to the operation of Sellers' U.S. wholesale business and the Purchased Stores (the "Material Permits"). The Existing Permits constitute all material permits, licenses, approvals, qualifications, permissions and governmental authorizations which are required for the operation of Sellers' U.S. wholesale business and the Purchased Stores as currently conducted. Each of the Material Permits is in full force and effect and the applicable Seller is in compliance with all obligations, restrictions or requirements thereof. True and accurate copies of the Material Permits have been delivered or made available to Buyer.

     4.20 Inventory. The Inventory is in all material respects merchantable and useable or resalable in the ordinary course of the Sellers' business consistent with past practice of the Sellers, except for Inventory identified as damaged or worn on the Sellers' SAP operating system consistent with the Sellers' past practices.

     4.21 Information Assets.

         (a) The Disclosure Schedule sets forth a list of all of the United States, Australian, Canadian, European and Pacific rim Trademark registrations and applications maintained by the Sellers and all United States, Australian, Canadian, European, Pacific rim issued patents and patent applications maintained by the Sellers, included in the Purchased Assets (the "Intellectual Property"), and other Trademark registrations and applications, included in the Purchased Assets, and other issued patents and patent applications, and U.S. copyright registrations, in each case owned by the Sellers. To the Knowledge of Sellers, all of such Intellectual Property registrations are valid and subsisting, all pending applications for such Intellectual Property are live and all maintenance, renewal and other fees relating to such registrations or applications are current, in each case, in all material respects. As defined herein, Intellectual Property includes all Trademark registrations and applications that Sellers currently use.

         (b) Except as set forth in the Disclosure Schedule, each Seller owns the entire right, title and interest in and to each item of Intellectual Property which it purports to own. Each Seller owns or possesses adequate licenses or other rights to use all other items of Information Assets used by such Seller. No Seller has received written notice alleging that it is infringing on the intellectual property rights of others. There are no material claims, demands or proceedings instituted or pending or, to the Knowledge of Sellers, threatened by any Person contesting or challenging the right of any Seller to use any Information Assets which, if adversely determined, would be materially adverse to the Sellers' U.S. wholesale business, the Purchased Assets or the Purchased Stores. To the Knowledge of Sellers, there are no material registered patents, trademarks, trade names or copyrights owned by a Person other than the Sellers which any Seller is using without license to do so. To the Knowledge of Sellers, no Person is infringing in any material respect on any item of Information Assets which is material to the operation of the Sellers' U.S. wholesale business, the Purchased Assets or the Purchased Stores in the ordinary course of business consistent with past practice.

         4.22 Environmental Protection. Except as set forth on the Disclosure Schedule,

            (a) The use and operation of the Sellers' U.S. wholesale business, the Purchased Stores and, to the Knowledge of Sellers, the buildings in which the Purchased Stores are located is, and at all times has been, in compliance with, and has not been and is not in violation of and has not created any liability of the Sellers under, any Environmental Law.

            (b) No Seller has received any written notice that any of the Purchased Stores has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. ss. 300, (ii) CERCLIS list or (iii) any list arising from a state or local law similar to CERCLA.

            (c) No Seller has received any written notice of any claims or Liens resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Sellers' U.S. wholesale business, any of the Purchased Stores or, to the Knowledge of Sellers, the buildings in which the Purchased Stores are located, or otherwise affecting the use and operation of the Purchased Assets.

            (d) No Seller has received any written citation, directive, inquiry, notice, order, summons, warning, or other communication in writing during the last three (3) years that relates to any alleged, actual, or potential violation or failure of the Sellers to comply with any Environmental Law, or of any alleged, actual, or potential obligation of the Sellers to undertake or bear the cost of any Environmental Liabilities, with respect to any of the Purchased Stores or with respect to the use and operation of the Purchased Assets.

            (e) As used in this Agreement:

               (i) "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act, as the same may have been amended.

               (ii) "CERCLIS" shall mean the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

               (iii) "Environmental Law" shall mean any Law of, any permit from, or any consent decree or agreement with, any federal, state, regional, special district or local governmental authority regulating, relating to or imposing liability or enforceable standards of conduct relating to environmental matters or the protection of the environment, including, without limitation, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, CERCLA, any so-called "Superfund" or "Superlien" Law, the federal Toxic Substances Control Act and any similar state or local Law.

               (iv) "Environmental Liabilities" means any liabilities arising from or under Environmental Law and consisting of or relating to: (A) any environmental matters or conditions (including on-site or off-site contamination and regulation of Hazardous Substances); (B) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands, and remedial action, response, investigation or inspection costs and expenses arising under Environmental Law; or (C) financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remedial action required by applicable Environmental Law.

               (v) "Hazardous Substance" shall mean any hazardous, toxic or polluting contaminant, substance or waste, including, without limitation, any solid waste, toxic substance, hazardous substance, hazardous material, hazardous chemical, pollutant or hazardous or acutely hazardous waste defined or qualifying as such in (or for the purposes of) any Environmental Law, and shall also include (but not be limited to) petroleum (including, without limitation, crude oil and any fraction thereof), any radioactive material (including, without limitation, any source and special nuclear by-product material as defined at 42 U.S.C. ss. 2011 et seq., as amended or hereafter amended), polychlorinated biphenyls (PCBs) and asbestos in any form or condition.

         4.23 Accounts. All Accounts have arisen from bona fide transactions by Sellers in the ordinary course of business.

         4.24 Customers and Suppliers. The Disclosure Schedule lists the ten
(10) largest customers (the "Major Customers") and the five (5) largest suppliers (the "Major Suppliers") of the Sellers' U.S. wholesale business taken as a whole during the Sellers' fiscal year ended December 30, 2000 and for the period from December 31, 2000 through December 29, 2001 on the basis of the total dollar amount of sales to customers and purchases from suppliers. Since September 29, 2001, there has been no termination or material adverse disruption of the business relationship of any Seller with any Major Customer or Major Supplier, nor to the Knowledge of Sellers has any Seller received any notice that any Major Customer or Major Supplier intends to so terminate or materially disrupt its business relationship.

         4.25 Insurance. To the Knowledge of Sellers, the Sellers maintain casualty insurance with respect to the tangible Store Assets which is adequate to cover the tangible Store Assets in all material respects.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Sellers that:

         5.1 Organization; Business. The Buyer is a corporation duly and validly organized and existing and in active status under the Laws of the State of Wisconsin. The Buyer has full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties. The Buyer owns or has the right to use all property, real or personal, tangible or intangible, which is necessary for the operation of its business as currently conducted.

         5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Buyer and all of the documents and instruments required by this Agreement to be executed and delivered by the Buyer are within the corporate power of the Buyer and have been duly authorized by all necessary corporate action by the Buyer. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Buyer will be, when executed and delivered by the Buyer, the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         5.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by the Buyer do not and will not conflict with or violate any Law, the Articles of Incorporation or Bylaws of the Buyer or any contract or agreement to which the Buyer is a party or by which Buyer may be bound.

         5.4 Brokers. Except for fees to Riverview Financial Group, which shall be the sole responsibility of the Buyer, the Buyer has not incurred any broker's, finder's or any similar fee in connection with the transactions contemplated by this Agreement.

         5.5 Consents; Approvals. Except the approval of the Bankruptcy Court and with respect to any required HSR filing, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Buyer.

         5.6 Litigation. (a) There is not now any, litigation, suit, arbitration, proceeding or action of any kind pending or, to the knowledge of the Buyer, proposed or threatened, or, to the knowledge of the Buyer, any governmental investigation, against or relating to the Buyer that, if adversely determined, would reasonably be expected to have a material and adverse on the Buyer; and (b) there are no actions, suits or proceedings pending or, to the knowledge of the Buyer, proposed or threatened, against the Buyer by any Person which would prevent or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or which question or affect the legality or validity of the transactions contemplated by this Agreement.

         5.7 Financing Commitments. The Commitments shall provide the Buyer with sufficient funds to pay the Purchase Price in accordance with this Agreement, and the Buyer otherwise has sufficient funds to satisfy its obligations under this Agreement. The Buyer does not have any reason to believe that the Commitments will not be funded at or prior to the Closing. The Commitments are not subject to due diligence, syndication or participation conditions.

         5.8 Due Diligence. The Buyer has had an opportunity to ask questions and receive answers from the Sellers and their management regarding the terms and conditions of the purchase and sale of the Purchased Assets and the Assumed Liabilities and regarding the business, financial affairs, and other aspects of the Sellers. Notwithstanding the foregoing, the

Sellers acknowledge and agree that no due diligence investigation undertaken by the Buyer or its representatives shall be deemed to reduce or eliminate the Buyer's reliance upon the Sellers' representations and warranties made herein.

         5.9 No Further Representations. THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE PURCHASED ASSETS OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY THE BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OF ANY REAL PROPERTY UNDERLYING ANY OF THE PURCHASED ASSETS WHICH ARE TO BE TRANSFERRED TO THE BUYER AT CLOSING OR ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY THE BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE COLLECTIBILITY OF THE ACCOUNTS, THE FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE CLOSING

         From and after the date of this Agreement and until the Closing Date except as contemplated in or caused by the filing of the Bankruptcy Case, Florsheim shall, and shall cause each Seller to:

         6.1 Carry on in Ordinary Course. Subject to Section 3.21 hereof, use commercially reasonable efforts to carry on its business in the ordinary course of business consistent with past practice and not make or institute any unusual methods of purchase, sale, lease, management, accounting or operation that would be material and adverse to Sellers' U.S. wholesale business or the Purchased Stores. Nothing in this Section 6.1 shall limit Sellers' discretion with respect to the Retained Assets or prohibit Sellers from conducting store closing clearance sales as contemplated by the Transition Services Agreement.

         6.2 Use of Purchased Assets. Use commercially reasonable efforts to use, operate, maintain and repair the Purchased Assets in the ordinary course of business consistent with past practice.

         6.3 No Default. Use commercially reasonable efforts not to do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of the Purchased Contracts.

         6.4 Existing Insurance Policies. Use commercially reasonable efforts to maintain all of the Existing Insurance Policies in full force and effect.

         6.5 Employment Matters. With respect to the Store Employees, not: (a) grant any increase in the rate of pay of any of such employees except in the ordinary course of business consistent with past practice or as otherwise approved by the Bankruptcy Court in connection with any employee retention or severance plan; or (b) enter into or modify any written employment arrangement with any of such employees.

         6.6 Contracts and Commitments. With respect to the Purchased Assets, the Sellers' U.S. wholesale business or the Purchased Stores, not, without the Buyer's prior written consent, enter into any contract or commitment or engage in any transaction (a) in excess of $100,000 or not in the ordinary course of business consistent with past practice and (b) not purchase, lease, sell or dispose of any capital asset included in the Purchased Assets; except, in each case, as otherwise provided herein or as approved by the Bankruptcy Court.

         6.7 Preservation of Relationships. Use commercially reasonable efforts to preserve intact its business organization related to Sellers' U.S. wholesale business and the Purchased Stores and preserve the business relationships of the Major Customers and Major Suppliers.

         6.8 Compliance with Laws. Use commercially reasonable efforts to comply in all material respects with all material Laws applicable to the Purchased Assets.

                                  ARTICLE VII

              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

         Each and every obligation of the Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         7.1 Compliance with Agreement. The Sellers shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by the Sellers prior to or on the Closing Date.

         7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer, and the Sellers shall have made available to the Buyer for examination the originals or true and correct copies of all such documents the Buyer may reasonably request.

         7.3 No Litigation. No suit, action or other proceeding shall be pending before any court in which (i) the consummation of the transactions contemplated by this Agreement is restrained or enjoined or (ii) the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and such relief has a substantial likelihood of being granted. No injunction or other order that declares this

Agreement invalid or unenforceable or which prevents the consummation of the transactions hereby shall be in effect.

         7.4 Representations and Warranties of the Sellers. The representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects, taken as a whole, as of the Closing Date with the same force and effect as though said representations and warranties had been made at such time, except to the extent any representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and except as would not constitute a Material Adverse Change; provided, however, that the representations and warranties made by the Sellers in Sections 4.2 and 4.20 of this Agreement shall be true and correct in all material respects.

         7.5 No Material Adverse Change, Etc.. During the period from the date of this Agreement to the Closing Date there shall not have occurred a Material Adverse Change.

         7.6 Bankruptcy Matters. Each of the bankruptcy matters described in
Section 3.19 hereof shall have been satisfied as provided therein. The Buyer shall have no obligation to complete the Closing until the Sale Order is a final and non-appealable order that is not subject to any stay of any kind of its effectiveness, provided that, in its sole and absolute discretion, the Buyer shall have the right to complete the Closing so long as the Sale Order is in full force and effect and is not subject to any stay of any kind.

         7.7 Deliveries at Closing. Florsheim, as agent for all of the Sellers, shall have delivered to the Buyer the following documents, each dated the Closing Date and properly executed: (a) the Bill of Sale; (b) the Inventory Purchase Agreement; (c) the Transition Services Agreement; (d) the Seller Closing Certificate; and (e) assignments in recordable form for each Purchased Lease, for the Information Assets and (if requested by Buyer) for any executory contracts and other assets, necessary to effect the transfer of the Purchased Assets to the Buyer.

         7.8 Other Deliveries.

            (a) Each Seller shall have delivered to the Buyer such certificates and documents of officers of the Seller and public officials as shall be reasonably requested by the Buyer to establish the existence of such Seller and the due authorization of this Agreement and the transactions contemplated by this Agreement by such Seller.

            (b) Florsheim shall have delivered to the Buyer any consent or other approval required to transfer a Purchased Asset to Buyer. Florsheim shall also use commercially reasonable efforts to obtain appropriate documents from its lenders confirming their release of Liens.

         7.9 HSR. The waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, shall have expired.

         7.10 Other Closings. The transactions contemplated by the International Asset Purchase Agreement and, if Florsheim and Florsheim Pacific exercise their option to sell the

Pacific Rim Assets and Liabilities as provided herein, the Pacific Rim Asset Purchase Agreement, shall have been consummated prior to or contemporaneously with the Closing.

                                  ARTICLE VIII

                           CONDITIONS PRECEDENT TO THE
                           OBLIGATIONS OF THE SELLERS

         Each and every obligation of the Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         8.1 Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         8.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Florsheim, as agent for all of the Sellers, and the Buyer shall have made available to Florsheim for examination the originals or true and correct copies of all such documents which Florsheim may reasonably request.

         8.3 No Litigation. No suit, action or other proceeding shall be pending before any court in which (i) the consummation of the transactions contemplated by this Agreement is restrained or enjoined or (ii) the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and such relief has a substantial likelihood of being granted. No injunction or other order that declares this Agreement invalid or unenforceable or which prevents the consummation of the transactions hereby shall be in effect.

         8.4 Representations and Warranties of the Buyer. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects, taken as a whole, as of the Closing Date with the same force and effect as though such representations and warranties had been made at such time, except to the extent any representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date.

         8.5 Deliveries at Closing. The Buyer shall have delivered to Florsheim the following documents, each dated the Closing Date and properly executed: (a) the Buyer Closing Certificate; (b) the Inventory Purchase Agreement; (c) the Transition Services Agreement; and (d) the Bill of Sale.

         8.6 Other Documents. The Buyer shall have delivered to Florsheim such certificates and documents of officers of the Buyer and of public officials as shall be reasonably requested by Florsheim to establish the existence and good standing of the Buyer and the due authorization of this Agreement and the transactions contemplated by this Agreement by the Buyer.

         8.7 Delivery of Purchase Price. The Buyer shall have delivered the Purchase Price to Florsheim, as agent for all of the Sellers. All of the Sellers acknowledge and agree that it shall be the sole and exclusive responsibility of Florsheim to deliver to each of them their respective allocated amounts of the Purchase Price.

         8.8 HSR. The waiting period under the HSR Act, if applicable, shall have expired.

         8.9 Bankruptcy Matters. Each of the bankruptcy matters described in
Section 3.19 hereof shall have been satisfied as provided therein.

         8.10 Other Closings. The transactions contemplated by the International Asset Purchase Agreement and, if Florsheim and Florsheim Pacific exercise their option to sell the Pacific Rim Assets and Liabilities as provided herein, the Pacific Rim Asset Purchase Agreement, shall have been consummated prior to or contemporaneously with the Closing.

         8.11 Letters of Credit. The Buyer shall have provided replacement letters of credit or cash collateralized the Sellers' existing letters of credit in accordance with Section 3.21 hereof.

                                   ARTICLE IX

                           TERMINATION; MISCELLANEOUS

         9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, as follows:

            (a) by mutual written agreement of the Buyer and the Sellers;

            (b) by the Buyer if there is a material breach by the Sellers of any representation or warranty of the Sellers under this Agreement and the Sellers are unable or shall fail or refuse to cure such breach within twenty (20) days after notice from the Buyer specifying such breach;

            (c) by the Buyer if there is a material breach by the Sellers of any material covenant of the Sellers under this Agreement or a failure by the Sellers to satisfy a material obligation under this Agreement that is within the Sellers' control and the Sellers are unable or shall fail or refuse to cure such breach or satisfy such obligation within twenty (20) days after notice from the Buyer specifying such breach or failure;

            (d) by the Buyer if, after best efforts of the Sellers, the matters related to the Bankruptcy Case set forth in Section 3.19 hereof are not satisfied as described, and as of the dates set forth, in such section;

            (e) by the Buyer pursuant to Section 3.2(b) of this Agreement;

            (f) by the Sellers if there is a material breach by the Buyer of any representation, warranty or covenant of the Buyer under this Agreement and the Buyer is unable or shall fail or refuse to cure such breach within twenty (20) days after notice from the Sellers specifying such breach;

            (g) by the Sellers, upon the execution of a definitive agreement involving a sale of all or substantially all of the Purchased Assets by the Sellers to a purchaser or purchasers other than the Buyer (an "Alternative Transaction"); or

            (h) by either the Buyer or the Seller if the Closing has not occurred on or before June 30, 2002.

         9.2 Rights on Termination.

            (a) If this Agreement is validly terminated pursuant to Section 9.1 hereof, this Agreement shall forthwith become null and void and have no effect (other than Sections 9.2, 9.3, 9.6, 9.7, 9.9, 9.10 and 9.11 of this Agreement which shall survive any such termination), and there shall be no liability or obligation on the part of any party hereto, or their respective Affiliates, directors, officers, employees, agents or representatives, with respect to this Agreement or any document or instrument in connection therewith, except (i) the liability of a party for its own expenses pursuant to Section 9.6, (ii) any liability provided for in Section 9.2(b) and Section 9.2(c) and (iii) nothing contained in this Agreement shall relieve any party from any liability for any material breach prior to such termination of such party's representations, warranties, covenants or agreements set forth in this Agreement, except to the extent a fee has been paid pursuant to Section 9.2(b) or Section 9.2(c) below, in which case such fee shall constitute liquidated damages and shall be the Buyer's sole remedy for such breach by the Sellers.

            (b) If this Agreement is terminated pursuant to Section 9.1(b),
Section 9.1(d) (other than a termination by the Buyer pursuant to Section 9.1(d) based upon its unreasonable failure to be satisfied with either the Procedures Order or the Sale Order) or Section 9.1(e), unless, in each case, at the time of such termination there is a material breach by the Buyer of any representation, warranty or covenant of the Buyer under this Agreement, the Sellers shall reimburse the Buyer for all actual costs and fees (including reasonable attorneys' fees) incurred by the Buyer and any professionals retained by the Buyer in negotiating, documenting, investigating and obtaining Bankruptcy Court approval of this Agreement and the consummation of the transactions contemplated hereby subject to a maximum amount of $375,000 (collectively, "Expense Reimbursement").

            (c) If this Agreement is terminated pursuant to Section 9.1(c) or
Section 9.1(g), unless at the time of such termination pursuant to Section 9.1(c) there is a material breach by the Buyer of any representation, warranty or covenant of the Buyer under this Agreement, the Sellers shall reimburse the Buyer for all items of Expense Reimbursement and pay to the Buyer an amount equal to the Break-Up Fee, provided, however, that the Break-Up Fee shall not be payable in connection with a termination under Section 9.1(g) until the closing of such Alternative Transaction.

            9.3 Waiver of Conditions. If any of the conditions set forth in
Article VII of this Agreement have not been satisfied, the Buyer may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Article VIII of this Agreement have not been satisfied, the Seller may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

            9.4 Survival of Representations and Warranties. The representations and warranties of Buyer and the Sellers contained in this Agreement or made pursuant to this Agreement shall not survive the Closing Date and the Effective Time of Closing and the consummation of the transactions contemplated by this Agreement.

            9.5 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements among the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Buyer and the Sellers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            9.6 Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

            9.7 Governing Law; Venue. This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Illinois, without regard to the conflicts of laws principles thereof. The parties agree that, during the period from the filing of the Bankruptcy Case until the date on which the Bankruptcy Case is closed or dismissed (the "Bankruptcy Period"), the Bankruptcy Court shall have exclusive jurisdiction to resolve any controversy, claim or dispute arising out of or relating to this Agreement or any other agreement entered into in connection herewith, or the breach hereof or thereof. The parties further agree that, prior to and following the Bankruptcy Period, any action or proceeding with respect to such controversy, claim or dispute may be brought against any of the parties exclusively in the United States District Court for the Northern District of Illinois, and each of the parties hereby consents to the personal jurisdiction of such court and the Bankruptcy Court (and to the appropriate appellate courts) in any such action or proceeding and waives any objection, including, without limitation, any objection to the laying of venue or on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions. Each party hereby irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the other parties to such action or proceeding. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury.

            9.8 Assignment. This Agreement shall not be assigned in whole or in part by any Seller without the prior written consent of Buyer, and it shall not be assigned in whole or in part by Buyer except: (a) with the prior written consent of Florsheim; (b) to any subsidiary(ies) or Affiliate(s) of Buyer provided that any such assignment shall not release Buyer from any of its obligations set forth herein; or (c) as collateral security, in which case Sellers shall execute and deliver any acknowledgment of such assignment as may be reasonably required by Buyer's lender.

            9.9 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission or five days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

            If to the Sellers:       Florsheim Group Inc.
                                     Attention:  Peter P. Corritori, Jr.
                                     200 North LaSalle Street
                                     Chicago, IL  60601-1014
                                     Fax No.:  312-458-2540

                                     with a copy to (which shall not constitute notice):

                                     Financo Inc.
                                     Attention:  Karen Goodman
                                     535 Madison Avenue
                                     New York, NY  10022
                                     Fax No.:  212-593-0309

                                     with a copy to (which shall not constitute notice):

                                     Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                     Attention:  Lisa G. Beckerman, Esq. and
                                                 Stephen B. Kuhn, Esq.
                                     590 Madison Avenue
                                     New York, NY 10022
                                     Fax No.:  212-872-1002

            If to the Buyer:         Weyco Group, Inc.
                                     Attention: John Wittkowske
                                     333 West Estabrook Boulevard
                                     Milwaukee, WI 53212
                                     Fax No.:  414-908-1603
                                     with a copy to (which shall not constitute notice):

                                     Riverview Financial Group
                                     Attention:  Ronald Miller
                                     100 East Wisconsin Avenue, 24th Floor
                                     Milwaukee, WI  53202
                                     Fax No.:  414-291-4558

                                     with a copy to (which shall not constitute notice):

                                     Quarles & Brady, LLP
                                     Attention:  Patrick M. Ryan
                                     411 East Wisconsin Avenue
                                     Milwaukee, WI  53202
                                     Fax No:  414-271-3550

         9.10 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         9.11 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

         9.12 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

         9.13 No Reliance. Except for the parties to this Agreement and any assignees permitted by Section 9.8 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

         9.14 Exhibits and Disclosure Schedule. All capitalized terms used in any Exhibit to this Agreement or in the Disclosure Schedule shall have the definitions specified in this Agreement unless otherwise defined therein.

         9.15 Income Tax Position. Neither the Buyer nor the Sellers shall take a position for income tax purposes which is inconsistent with this Agreement.

         9.16 Further Assurances. From time to time after the Closing Date, upon the reasonable request of and at the sole expense of the Buyer, the Sellers shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as the Buyer may reasonably request in order to more effectively sell, assign, convey, transfer, reduce to possession and record title to any of the Purchased Assets. The Sellers agree to cooperate with the Buyer in all reasonable respects to assure to the Buyer the continued title to and possession of the Purchased Assets as contemplated by this Agreement.

         [the remainder of this page has been intentionally left blank]

         IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

BUYER:                     WEYCO GROUP, INC.


                           By: /s/ Thomas W. Florsheim, Jr.
                              --------------------------------------------
                              Thomas W. Florsheim, Jr., Chief Executive Officer

SELLERS:                   FLORSHEIM GROUP INC.


                           By: /s/ Peter P. Corritori, Jr.
                              --------------------------------------------
                              Peter P. Corritori, Jr., Chief Executive Officer

                           THE FLORSHEIM SHOE STORE COMPANY - NORTHEAST

                           By: /s/ Peter P. Corritori, Jr.
                              --------------------------------------------
                              Peter P. Corritori, Jr., Chief Executive Officer

                           THE FLORSHEIM SHOE STORE COMPANY - WEST

                           By: /s/ Peter P. Corritori, Jr.
                              --------------------------------------------
                              Peter P. Corritori, Jr., Chief Executive Officer

                           L.J. O'NEILL SHOE CO.


                           By: /s/  Peter P. Corritori, Jr.
                              --------------------------------------------
                              Peter P. Corritori, Jr., Chief Executive Officer

                           FLORSHEIM OCCUPATIONAL FOOTWEAR, INC.


                           By: /s/  Peter P. Corritori, Jr.
                              --------------------------------------------
                              Peter P. Corritori, Jr., Chief Executive Officer



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